CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of The Gold Bullion Strategy Portfolio, a series of Advisors Preferred Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 31, 2013